                                  XTRA, INC.
           STATEMENT OF THE CALCULATION OF EARNINGS TO FIXED CHARGES
               FOR THE NINE MONTHS ENDED JUNE 30, 1998 AND 1997
                             (MILLIONS OF DOLLARS)
                                  (UNAUDITED)

                                                                1998      1997
                                                              --------  --------

EARNINGS
Income from operations before provision for income taxes       $  68     $  49
  Add: Fixed charges (below)                                      44        47
                                                               -----     -----
                                                               $ 112     $  96
                                                               =====     =====

FIXED CHARGES                                                  $  44     $  47
                                                               =====     =====

Ratio of Earnings to Fixed Charges                               2.5       2.0
                                                               =====     =====

Note: For purposes of computing the ratio of earnings to fixed charges, earnings represent income from operations before taxes plus fixed charges. Fixed charges for operations consist of interest on indebtedness and the portion of rental expense which represents interest.